EXHIBIT 10.3


                              OPTION AGREEMENT


THIS AGREEMENT entered into this 22nd day of July, 1998, by and between International Publishing Holding s.a. ("IPH"), a Luxembourg corporation whose offices are located at 1 Place Dargent, 1413 Luxembourg, Grand-Duchy of Luxembourg, and Horizontal Ventures, Inc. ("HVI"), a Colorado corporation, whose offices are at 630 Fifth Avenue, Suite 1501, New York, NY 10111, USA;

WITNESSETH:

WHEREAS, HVI has given consideration to acquiring a substantial interest in Saba Petroleum Company ("Saba"); having its headquarters in Santa Barbara, California, and quoted on the American Exchange ("AMEX") under the symbol SAB; and

WHEREAS, IPH is the largest shareholder of HVI and is desirous of assisting HVI in its efforts in purchasing shares of Saba in the open market or directly from holders of Saba securities, and to make securities so purchased available to HVI under the conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1) Issues regarding Section 13 of the Securities Exchange Act of 1934: The parties acknowledge that as a result of this Agreement they are acting in concert with respect to the acquisition of the securities of Saba and that as such they are mutually liable for any violation of Section 13 and therefore must work in close and constant communication with regard thereto.

2) Call Option: HVI shall have the right to call for purchase from IPH all of the Saba securities in possession of IPH at the moment of such upon the following terms and conditions:
       (2.1) Exercise: This call may be exercised at any time but no later than June 30, 1999.
       (2.2) Purchase price: HVI will pay to IPH its purchase price including all costs of the Saba securities plus 20% (twenty percent), upon exercise of this call at no later than December 31, 1998; or plus 30% (thirty percent) if the call is exercised after that date.
       (2.3) Payment: HVI will pay IPH the purchase price in cash or at the option of HVI, partly or in whole in newly to be issued common shares of HVI calculated at a price per share equivalent to the average of the closing price of HVI shares on the Nasdaq Small Cap Market during the thirty trading days preceding the date of exercise by HVI of this Call Option, but in any case at no more than USD 15 (fifteen United States dollars) per share of HVI.
       (2.4) Additional condition: HVI may only exercise this call if in so acquiring the Saba securities purchased by IPH, it will realize the purpose of this Agreement, i.e. to obtain a substantial interest in Saba.

3) Put Option: As of April 1, 1999, and no later than June 30, 1999, IPH has the right to sell the Saba securities purchased by it under this Agreement to HVI for the same purchase price and for the same form of payment to be elected by HVI, as agreed to in Article 2 above.

4) Procedures for Executing Options: Exercise of the Call Option can only be done for the total number of Saba securities that IPH will have in its possession at the time of exercise. If HVI wishes to exercise its rights under this Call Option, it shall give IPH both a verbal and a faxed written notice at the place for notices set forth hereinafter. Subsequent to the receipt of the faxed notice, IPH will instruct its custodian(s) holding the Saba securities bought by IPH under this Agreement to deliver these securities to HVI, at an account so directed by HVI against simultaneous payment by HVI, in cash or in common shares of HVI, to that custodian or at any other account directed by IPH. IPH shall give HVI both a verbal and a faxed written notice of its wish to sell the Saba securities held by it to HVI at the place for notices set forth hereinafter. Subsequent to the receipt of the faxed notice, HVI shall arrange that it can receive such shares in an account directed by it in such a way that against delivery by IPH of the Saba securities simultaneously payment in the way elected by HVI under this Agreement will be executed. Upon exercise of the Call Option by HVI or the Put Option by IPH, HVI should give immediately notice to IPH which form of payment it has elected, i.e. shares or cash or a combination and, if in shares, the number thereof and the computation of the value thereof.

5) Registration Rights: Subject to the provisions of this article 5, IPH agrees to take and hold any shares of HVI received from HVI under Articles 2 and 3 for investment and not with a view to distribution within the meaning of the Securities Act of 1933, as amended. HVI hereby commits to amend its S-3 Registration Statement on file with the Securities and Exchange Commission within thirty days of executing one of the above referenced options, if payment in shares of HVI is elected, to provide for the registration of the shares issued to IPH in exchange for the Saba shares and to have said amendment declared effective at the earliest practicable date subsequent to the amendment. If such registration through amendment appears impossible, HVI is obliged to obtain the same effect in favor of IPH by any other manner of registration permitted by applicable law.

6) Relief from Delivery Requirements under Certain Circumstances: HVI shall be relieved from delivery of its shares to IPH under this Option Agreement only if such delivery would violate the Nasdaq rules without shareholder approval. Under such circumstances HVI shall deliver that number of shares that it is able to deliver immediately and register all shares including those that it may not deliver without shareholder approval in accordance with the above mentioned registration rights clause. If shareholder approval is required for any of the certificates to be issued to IPH, HVI shall conscientiously prepare a proxy statement therefor, file same with the Securities and Exchange Commission and obtain necessary clearance for holding the shareholders' meeting at the earliest practicable date. Additionally, HVI shall authorize the transfer agent to issue the shares in IPH's name for deliver immediately upon receipt of shareholder approval and HVI shall use diligence in obtaining the required shareholder approval therefor. To the extent that HVI elects to pay any portion of the purchase price for the Saba securities in shares of HVI (the "Non-Cash Portion"), at the closing, HVI will deliver a full recourse promissory note to IPH, dated the closing date and payable within 180 days thereafter, in an amount equal to the Non-Cash Portion. The amount outstanding under the promissory note will bear interest (payable in monthly installments on the first date of each month) at an annual interest rate equal to 2% over Libor, in effect on the date of closing. Such note will be surrendered to HVI against the delivery to IPH of the HVI shares in payment of the Non-Cash Portion, which at that moment must be registered and such registration been declared effective, as agreed in
       Section 5 above.

7)     Notices: All notices under this Option Agreement will be issued to (a)
       IPH: Attn: Reink H. Kamer, P.O. Box 84019, 2508 AA The Hague, The Netherlands, telephone (31) 70 3588322, facsimile (31) 70 3586664, and
       (b) HVI: Attn: Randeep S. Grewal, Chairman and CEO, 630 Fifth Avenue, Suite 1501, New York, NY 10111, telephone (1) 212-2184680, facsimile
       (1) 212-2184679.

8) This Agreement: (i) constitutes the entire agreement of the parties relating to the subject matter hereto and supersedes all prior agreements, understandings and arrangements; (ii) shall be governed by New York law; (iii) may not be amended or discharged except in writing; and (iv) may be executed in counterparts.


Dated this 22nd day of July, 1998.

International Publishing Holding s.a.


/s/ Reink H. Kamer
_____________________________________
By: Reink H. Kamer, Head of Investments


Horizontal Ventures Inc.


/s/ Randeep Grewal
_____________________________________
By: Randeep S. Grewal, Chairman & CEO